TRANS-ORIENT PETROLEUM LTD.
SHARE OPTION PLAN
March 14, 2008

OPTION COMMITMENT

Notice is hereby given that, effective this 14th day of March, 2008 (the “Effective Date”) TRANS-ORIENT PETROLEUM LTD. (the “Company”) has granted to Garth Johnson, an Option to acquire 500,000 Common Shares (“Optioned Shares”) up to 5:00 p.m. Pacific time on the 14th day of March, 2013 (the “Expiry Date”) at a Exercise Price of US$0.50 per share. Optioned Shares may be acquired as follows:

(a)	1/3 of the total number of Optioned Shares granted will vest six months after the Effective Date;

(b)	a further 1/3 of the total number of Optioned Shares granted will vest one year after the Effective Date; and

(c)	the remaining 1/3 of the total number of Optioned Shares granted will vest eighteen months after the Effective Date.

In the event that the Company achieves Tier 1 status on the TSX Venture Exchange, the Company will grant to Garth Johnson an additional option to acquire 500,000 Common Shares (“Additional Optioned Shares”) exercisable at the market price on the date the Additional Optioned Shares are granted. The grant of the Additional Optioned Shares will be made subject to the terms and conditions of the Company’s Share Option Plan and evidenced by an Option Commitment.

The grant of the Optioned Shares evidenced hereby is made subject to the terms and conditions of the Company’s Share Option Plan, the terms and conditions of which are hereby incorporated in this Option Commitment.

To exercise your Option, deliver to the Company at its then principal business office, a written notice specifying the number of Optioned Shares you wish to acquire, together with cash or a certified cheque payable to the Company for the aggregate Exercise Price. A certificate for the Optioned Shares so acquired will be issued by the transfer agent as soon as practicable thereafter and will bear a legend stipulating any resale restrictions required under applicable securities laws.

TRANS-ORIENT PETROLEUM LTD.

/s/Garth Johnson
President

I hereby acknowledge receipt of a copy of the Plan and agree to be bound by the terms of the Plan. This commitment supersedes any prior Option or commitment made to me.

OPTIONEE

/s/Garth Johnson

Name:       ___________________________________

Print          ___________________________________

Name:        ___________________________________

Address:   ___________________________________

                    ___________________________________